EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, JULY 26, 2007

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED

SECOND QUARTER 2007 RESULTS

	Second Quarter			First Half
	2007	2006	%	2007	2006	%
Net Income
$ Millions	10,260	10,360	-1	19,540	18,760	4
$ Per Common Share
Assuming Dilution	1.83	1.72	6	3.45	3.09	12

Special Items
$ Millions	0	0		0	0

Earnings Excluding Special Items
$ Millions	10,260	10,360	-1	19,540	18,760	4
$ Per Common Share
Assuming Dilution	1.83	1.72	6	3.45	3.09	12

Capital and Exploration
Expenditures - $ Millions	5,039	4,901		9,261	9,725

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

"ExxonMobil's second quarter net income was $10,260 million.  Earnings per share were up 6% from the second quarter of 2006.  Lower natural gas realizations were mostly offset by higher refining, marketing and chemical margins.  Record first half net income of $19,540 million increased by 4% versus 2006 and 12% on an earnings per share basis over the first half of 2006.

ExxonMobil continued to actively invest in the second quarter, spending $5.0 billion on capital and exploration projects.  For the first half of 2007, spending on capital and exploration projects was $9.3 billion.

The Corporation distributed a total of $9.0 billion to shareholders in the second quarter through dividends of $2.0 billion and share purchases to reduce shares outstanding of $7.0 billion, an increase of 14% versus the second quarter of 2006."

SECOND QUARTER HIGHLIGHTS

•

Net income was $10,260 million.  Earnings per share were up 6% to $1.83 reflecting the reduced number of shares outstanding.

•

Cash flow from operations and asset sales was approximately $12.5 billion, including asset sales of $1.2 billion.

•

Spending on capital and exploration projects was $5.0 billion.

•

Excluding cumulative entitlement and divestment impacts, as well as OPEC quota effects, liquids production increased by 5%.

•

ExxonMobil completed drilling the longest measured depth extended-reach drilling well in the world.  Located on Sakhalin Island offshore Eastern Russia, the record-setting well achieved a total measured depth of 37,016 feet or over seven miles.

Second Quarter 2007 vs. Second Quarter 2006

Upstream earnings were $5,953 million, down $1,181 million from the second quarter of 2006 primarily reflecting lower gas realizations, lower gains on asset sales and the absence of prior period tax items.

On an oil-equivalent basis, production decreased by 1% from the second quarter of 2006.  Excluding the cumulative impact of entitlements and divestments, as well as OPEC quota effects, production was up nearly 4%.

Liquids production of 2,668 kbd (thousands of barrels per day) was 34 kbd lower.  Mature field decline was partly offset by increased production from projects in Russia and Qatar.  Excluding cumulative entitlement and divestment effects, as well as OPEC quota impacts, liquids production increased by 5%.

Second quarter natural gas production was 8,711 mcfd (millions of cubic feet per day) compared with 8,754 mcfd last year.  The impact of mature field decline and lower European demand was offset by higher volumes from projects in Qatar, Canada and Malaysia and the absence of planned maintenance activity in 2006.  Excluding cumulative entitlement and divestment effects natural gas production increased by nearly 1%.

Earnings from U.S. Upstream operations were $1,222 million, $422 million lower than the second quarter of 2006.  Non-U.S. Upstream earnings were $4,731 million, down $759 million from 2006.

Downstream earnings were $3,393 million, up $908 million from the second quarter of 2006, driven by higher refining and marketing margins and the sale of the Ingolstadt refinery in Germany.  Petroleum product sales were 6,974 kbd, 86 kbd lower than last year's second quarter.

U.S. Downstream earnings were $1,745 million, up $391 million from the second quarter of 2006.  Non-U.S. Downstream earnings of $1,648 million were $517 million higher.

Chemical earnings were $1,013 million, up $173 million from the second quarter of 2006 due to improved margins.  Prime product sales of 6,897 kt (thousands of metric tons) in the second quarter of 2007 were up 42 kt from the prior year.

Corporate and financing expenses of $99 million were flat with 2006.

During the second quarter of 2007, Exxon Mobil Corporation purchased 99 million shares of its common stock for the treasury at a gross cost of $8.1 billion.  These purchases included $7.0 billion to reduce the number of shares outstanding, with the balance used to offset shares issued in conjunction with the company's benefit plans and programs.  Shares outstanding were reduced from 5,633 million at the end of the first quarter to 5,546 million at the end of the second quarter.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

First Half 2007 vs. First Half 2006

Net income of $19,540 million ($3.45 per share) was a record and increased $780 million from 2006.

FIRST HALF HIGHLIGHTS

•

Net income was a record $19,540 million, an increase of 4%.

•

Earnings per share increased by 12% due to strong earnings and the reduction in the number of shares outstanding.

•

Cash flow from operations and asset sales was approximately $27.3 billion, including $1.7 billion from asset sales.

•

The Corporation distributed a total of $17.8 billion to shareholders in 2007 through dividends and share purchases to reduce shares outstanding, an increase of $2.9 billion versus 2006.

•

Capital and exploration expenditures were $9.3 billion.

•

Excluding cumulative entitlement and divestment impacts, as well as OPEC quota effects, liquids production increased by 6%.

Upstream earnings were $11,994 million, a decrease of $1,523 million from 2006 due to lower liquids and natural gas realizations and lower gains from asset sales.

On an oil-equivalent basis, production decreased 2% from last year.  Excluding cumulative entitlement and divestment effects, as well as OPEC quota impacts, production increased by 2%.

Liquids production of 2,707 kbd increased by 7 kbd from 2006.  Higher production from projects in West Africa and Russia was partly offset by mature field decline.  Excluding cumulative entitlement and divestment effects, as well as OPEC quota impacts, liquids production increased 6%.

Natural gas production of 9,409 mcfd decreased 549 mcfd from 2006.  Lower volumes from mature field decline and lower European demand were partly offset by projects in Qatar, Canada and Malaysia.

Earnings from U.S. Upstream operations for 2007 were $2,399 million, a decrease of $525 million.  Earnings outside the U.S. were $9,595 million, $998 million lower than 2006.

Downstream earnings were $5,305 million, an increase of $1,549 million from 2006 reflecting stronger worldwide refining and marketing margins and the sale of the Ingolstadt refinery in Germany.  Petroleum product sales of 7,085 kbd decreased from 7,118 kbd in 2006.

U.S. Downstream earnings were $2,584 million, up $551 million.  Non-U.S. Downstream earnings were $2,721 million, $998 million higher than last year.

Chemical earnings were $2,249 million, up $460 million from 2006 driven by higher margins.  Prime product sales were 13,702 kt, down 69 kt from 2006.

Corporate and financing expenses were $8 million, a decrease of $294 million, mainly due to favorable tax items.

Gross share purchases in 2007 were $16.0 billion which reduced shares outstanding by 3.2%.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on July 26, 2007.  To listen to the event live or in archive, go to our website at "exxonmobil.com".

Statements in this release relating to future plans, projections, events or conditions are forward-looking statements.  Actual results, including project plans and related expenditures, resource recoveries, timing and capacities, could differ materially due to changes in long-term oil or gas prices or other market conditions affecting the oil and gas industry; political events or disturbances; reservoir performance; the outcome of commercial negotiations; potential liability resulting from pending or future litigation; wars and acts of terrorism or sabotage; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" on our website and in Item 1A of ExxonMobil's 2006 Form 10-K.  We assume no duty to update these statements as of any future date.

Consistent with previous practice this press release includes both net income and earnings excluding special items.  Earnings that exclude special items are a non-GAAP financial measure and are included to help facilitate comparisons of base business performance across periods.  A reconciliation to net income is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  Calculation of this cash flow is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures is contained on pages 32 and 33 in the 2006 Form 10-K and is also available through the Investor Information section of our website at "exxonmobil.com".

Attachment I

EXXON MOBIL CORPORATION
SECOND QUARTER 2007
(millions of dollars, unless noted)
	Second Quarter		First Half
	2007	2006	2007	2006
Earnings / Earnings Per Share

Total revenues and other income	98,350	99,034	185,573	188,014
Total costs and other deductions	80,422	80,830	151,581	154,351
Income before income taxes	17,928	18,204	33,992	33,663
Income taxes	7,668	7,844	14,452	14,903
Net income (U.S. GAAP)	10,260	10,360	19,540	18,760

Net income per common share (dollars)	1.85	1.74	3.49	3.12

Net income per common share
- assuming dilution (dollars)	1.83	1.72	3.45	3.09

Other Financial Data

Dividends on common stock
Total	1,961	1,926	3,786	3,883
Per common share (dollars)	0.35	0.32	0.67	0.64

Millions of common shares outstanding
At June 30			5,546	5,945
Average - assuming dilution	5,620	6,030	5,665	6,076

Shareholders' equity at June 30			116,350	115,764
Capital employed at June 30			126,520	125,714

Income taxes	7,668	7,844	14,452	14,903
Sales-based taxes	7,810	8,211	15,094	15,875
All other taxes	10,665	11,033	21,073	20,780
Total taxes	26,143	27,088	50,619	51,558

ExxonMobil's share of income taxes
of equity companies	517	356	1,090	877

Attachment II

EXXON MOBIL CORPORATION
SECOND QUARTER 2007
(millions of dollars)
	Second Quarter		First Half
	2007	2006	2007	2006
Net Income (U.S. GAAP)
Upstream
United States	1,222	1,644	2,399	2,924
Non-U.S.	4,731	5,490	9,595	10,593
Downstream
United States	1,745	1,354	2,584	2,033
Non-U.S.	1,648	1,131	2,721	1,723
Chemical
United States	204	189	550	518
Non-U.S.	809	651	1,699	1,271
Corporate and financing	(99)	(99)	(8)	(302)
Corporate total	10,260	10,360	19,540	18,760
Special Items
Upstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Downstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Chemical
United States	0	0	0	0
Non-U.S.	0	0	0	0
Corporate and financing	0	0	0	0
Corporate total	0	0	0	0
Earnings Excluding Special Items
Upstream
United States	1,222	1,644	2,399	2,924
Non-U.S.	4,731	5,490	9,595	10,593
Downstream
United States	1,745	1,354	2,584	2,033
Non-U.S.	1,648	1,131	2,721	1,723
Chemical
United States	204	189	550	518
Non-U.S.	809	651	1,699	1,271
Corporate and financing	(99)	(99)	(8)	(302)
Corporate total	10,260	10,360	19,540	18,760
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	11.3	11.3	25.6	25.9
Sales of subsidiaries, investments and property, plant and equipment	1.2	1.1	1.7	1.5
Cash flow from operations and asset sales	12.5	12.4	27.3	27.4

Attachment III

EXXON MOBIL CORPORATION
SECOND QUARTER 2007

	Second Quarter		First Half
	2007	2006	2007	2006
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	393	435	404	438
Canada	312	300	304	316
Europe	490	511	507	537
Africa	734	808	758	774
Asia Pacific/Middle East	529	481	518	474
Russia/Caspian	182	125	184	119
Other	28	42	32	42
Worldwide	2,668	2,702	2,707	2,700

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	1,517	1,656	1,515	1,673
Canada	794	841	784	861
Europe	3,032	3,466	3,816	4,711
Asia Pacific/Middle East	3,173	2,616	3,086	2,540
Russia/Caspian	97	85	106	84
Other	98	90	102	89
Worldwide	8,711	8,754	9,409	9,958

Oil-equivalent production (koebd)[1]	4,120	4,161	4,275	4,360

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
SECOND QUARTER 2007

	Second Quarter		First Half
	2007	2006	2007	2006
Refinery throughput (kbd)
United States	1,592	1,720	1,695	1,718
Canada	410	366	425	426
Europe	1,621	1,707	1,631	1,676
Asia Pacific	1,337	1,312	1,420	1,388
Other	319	302	320	269
Worldwide	5,279	5,407	5,491	5,477

Petroleum product sales (kbd)[1]
United States	2,651	2,689	2,712	2,670
Canada	451	451	450	468
Europe	1,769	1,852	1,791	1,824
Asia Pacific	1,345	1,303	1,386	1,414
Other	758	765	746	742
Worldwide	6,974	7,060	7,085	7,118

Gasolines, naphthas	2,876	2,875	2,867	2,805
Heating oils, kerosene, diesel	1,995	2,055	2,107	2,149
Aviation fuels	622	632	627	633
Heavy fuels	660	665	681	675
Specialty products	821	833	803	856
Worldwide	6,974	7,060	7,085	7,118

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,701	2,628	5,432	5,248
Non-U.S.	4,196	4,227	8,270	8,523
Worldwide	6,897	6,855	13,702	13,771
[1] Petroleum product sales data is reported net of purchases/sales contracts with the same counterparty.

Attachment V

EXXON MOBIL CORPORATION
SECOND QUARTER 2007
(millions of dollars)

	Second Quarter		First Half
	2007	2006	2007	2006
Capital and Exploration Expenditures
Upstream
United States	497	619	963	1,167
Non-U.S.	3,369	3,313	6,372	6,852
Total	3,866	3,932	7,335	8,019
Downstream
United States	317	250	529	412
Non-U.S.	557	492	876	911
Total	874	742	1,405	1,323
Chemical
United States	62	64	146	127
Non-U.S.	214	122	349	203
Total	276	186	495	330

Other	23	41	26	53

Worldwide	5,039	4,901	9,261	9,725

Exploration expenses charged to income
included above
Consolidated affiliates
United States	37	36	126	99
Non-U.S.	308	134	487	348
Equity companies - ExxonMobil share
United States	1	0	2	0
Non-U.S.	1	0	3	3
Worldwide	347	170	618	450

Attachment VI

EXXON MOBIL CORPORATION
NET INCOME

	$ Millions	$ Per Common Share

2003
First Quarter	7,040	1.05
Second Quarter	4,170	0.63
Third Quarter	3,650	0.55
Fourth Quarter	6,650	1.01
Year	21,510	3.24

2004
First Quarter	5,440	0.83
Second Quarter	5,790	0.89
Third Quarter	5,680	0.88
Fourth Quarter	8,420	1.31
Year	25,330	3.91

2005
First Quarter	7,860	1.23
Second Quarter	7,640	1.21
Third Quarter	9,920	1.60
Fourth Quarter	10,710	1.72
Year	36,130	5.76

2006
First Quarter	8,400	1.38
Second Quarter	10,360	1.74
Third Quarter	10,490	1.79
Fourth Quarter	10,250	1.77
Year	39,500	6.68

2007
First Quarter	9,280	1.64
Second Quarter	10,260	1.85